Exhibit 99.1

IFF Reports Strong Fourth Quarter and Full Year 2014 Results

Fourth Quarter Local Currency Sales Grew 7%; Adjusted Diluted EPS Increased 17% to $1.07

Full Year Local Currency Sales Grew 5%; Adjusted Diluted EPS Increased 14% to $5.08

NEW YORK--(BUSINESS WIRE)--February 12, 2015--International Flavors & Fragrances Inc. (NYSE:IFF), a leading global creator of flavors and fragrances for consumer products, today reported financial results for the fourth quarter and full year ended January 2, 2015.

Fourth Quarter 2014 Results

  Reported sales increased $30.9 million, or 4%, to $756.1 million from $725.2 million in the prior year quarter. Local currency sales increased 7% reflecting strong growth across both businesses and an additional week of sales activity in 2014.
  Adjusted operating profit increased $20.6 million, or 18%, to $132.6 million from $112.0 million in the prior year quarter, and adjusted diluted earnings per share (EPS) increased 17% to $1.07 from $0.92.
  On a reported basis, operating profit rose $35.8 million, or 38%, to $130.6 million from $94.8 million in the prior year quarter. Reported diluted EPS rose 48% to $1.10 from $0.75.

Full Year 2014 Results

  Reported and local currency sales in 2014 both increased 5% to $3.1 billion driven by solid new win performance and the acquisition of Aromor during the first quarter of 2014. The emerging markets, which grew three times faster than the developed markets on a local currency basis, now account for approximately 50% of total sales.
  Adjusted operating profit grew $60.8 million, or 11%, to $601.3 million from $540.4 million in 2013, and adjusted diluted EPS gained 14% to $5.08 from $4.46.
  On a U.S. GAAP basis, operating profit rose $76.0 million, or 15%, to $592.3 million from $516.3 million in 2013. GAAP diluted EPS increased 18% to $5.06 versus $4.29.

Schedules at the end of this release contain reconciliations of reported GAAP to non-GAAP financial metrics.

Management Commentary

“We are pleased to report that IFF achieved its long-term financial targets for 2014. We met or exceeded our revenue, operating profit and EPS goals and, at the same time, continued to invest in R&D, manufacturing and commercial resources to strengthen our business longer-term,” said Andreas Fibig, Chairman and Chief Executive Officer. “In addition to our strong results, 2014 marked great strides in sustainability, with our inclusion in the CDP Climate Disclosure Leadership Index. We also successfully integrated Aromor into our Fragrances business, which contributed to our overall results. And of course, we celebrated our 125th year anniversary, a tremendous achievement, which was exemplified by our people and their passion, creativity, expertise and empowerment.”

Fourth Quarter 2014 Operating Highlights

  Local currency sales increased 7%, led by high-single digit growth in Latin America, North America and EAME. Growth this quarter benefitted by approximately 2 percentage points associated with an additional week of sales, or 53rd week, which generally occurs every six years and 1 percentage point from the acquisition of Aromor.
  Adjusted gross profit margin declined slightly to 43.6% from 43.8% in the prior year quarter principally driven by unfavorable net impact of price to input costs.
  Research, selling and administrative (RSA) expenses, as a percent of sales, was 26.1% versus 28.3% in the year-ago period, as continued investments in R&D and commercial opportunities were more than offset by lower incentive compensation expense.
  Excluding items impacting comparability, adjusted operating profit increased 18%, or $20.6 million, to $132.6 million from $112.0 million in the prior year quarter. Adjusted operating profit margin increased 210 basis points to 17.5% from 15.4% driven by lower RSA costs.
  Adjusted EPS grew 17%, to $1.07, as year-over-year gains in adjusted operating profit were partially offset by a slightly higher adjusted effective tax rate and interest expense.

Fourth Quarter 2014 Segment Results

Fragrances Business Unit

  Reported sales increased 5% to $399.8 million in the fourth quarter of 2014 compared with $382.2 million in the prior year quarter.
  Local currency sales growth was 7%, including 2% of growth related to Aromor, acquired earlier in the year. All regions delivered solid mid-single growth.
  Fine Fragrances local currency sales declined by 1%, against a very strong 13% growth reported in the year-ago period. A double-digit increase in Greater Asia was more than offset by weakness in EAME, which compared to a 32% growth rate reported in the fourth quarter of 2013, as well as softness in Latin America.
  Consumer Fragrances delivered strong local currency sales growth of 8% led by double-digit growth in Fabric Care, Home Care and Hair Care.
  Fragrance Ingredients local currency sales increased 13% driven by the Aromor acquisition announced earlier this year.
  Fragrances segment profit increased 23%, or $14.1 million, to $76.2 million, up from $62.1 million in the fourth quarter of 2013. Segment profit margin increased to 19.1%, up 290 basis points from 16.2% in the prior year quarter. The improvement in segment profit and segment profit margin reflects topline growth, lower incentive compensation expenses versus the strong prior year period, and productivity initiatives, which all combined to offset higher input costs.

Flavors Business Unit

  Reported sales increased 4%, or $13.3 million, to $356.3 million from $343.0 million in the prior year quarter.
  Local currency sales grew 6% in the fourth quarter, against a 7% year-ago comparison, led by 7% growth in the emerging markets and a strong performance in North America.
  On a category basis, Beverages grew high double-digits with broad-based growth across all regions driven by strong innovative solutions for better-for-you products. Growth in Savory was also solid, improving mid-single digits globally, led by new win performance.
  Flavors segment profit totaled $72.6 million, compared with $69.5 million in the prior year quarter. Flavors segment profit margin improved 10 basis points to 20.4% from 20.3% in the prior year quarter reflecting topline growth, productivity and cost control, and lower incentive compensation expense.

Full Year 2014 Operating Highlights

  Reported sales increased 5%, or $136 million, to $3.1 billion in 2014 versus the prior year. Local currency sales also increased 5% reflecting 6% growth in emerging markets, 2% growth in the developed markets and the addition of Aromor.
  Adjusted gross margin increased 60 basis points to 44.4% from 43.8% in 2013 driven by solid sales growth, and benefits from cost and productivity initiatives.
  RSA expenses, as a percent of sales, declined 60 bps to 24.9% versus 25.5% in 2013 primarily related to lower incentive compensation expense.
  Excluding items impacting comparability, adjusted operating profit increased 11%, or $60.8 million, to $601.3 million from $540.4 million in 2013. Adjusted operating profit margin expanded by 120 basis points to 19.5% from 18.3% in the prior year as a result of gross margin expansion and lower RSA expense.
  Adjusted diluted EPS improved 14% to $5.08 per share in 2014 reflecting sales growth, adjusted operating margin expansion, a lower effective tax rate, and a year-over-year decrease in average shares outstanding.
  Cash flows from operations for the full year were $518.4 million, or 16.8% of sales, compared with $407.6 million, or 13.8% of sales, in the prior year, which included $48.0 million of cash payments related to the Spanish tax cases and incremental U.S. pension contributions. Excluding these payments from the Company’s 2013 operating cash flow, adjusted cash flow from operations would have increased 14% from $455.6 million in 2013 to $518.4 million in 2014 reflecting strong net income growth and improvements in working capital as a percentage of sales.
  Cash returned to shareholders in the form of dividends and share repurchases in 2014 totaled $221.4 million, or 53%, of net income.

Full Year 2014 Segment Results

Fragrances Business Unit

  Reported sales for the full year increased 7%, or $101.3 million, to $1.6 billion. Local currency sales also increased 7% as all regions and all categories within Fragrance Compounds posted solid growth.
  For the full year, Fine Fragrances grew 2%, following an 8% local currency sales increase in 2013 as overall growth was supported by solid new wins across all regions.
  Consumer Fragrances increased 5% in 2014 led by Fabric Care, which continues to benefit from industry-leading delivery system technology, as well as solid performances across all sub-categories, including Hair Care, Toiletries, Home Care and Personal Wash.
  Fragrance Ingredients local currency sales grew 18%, including 15% growth associated with our Aromor acquisition.
  Fragrances segment profit increased 18%, or $51.7 million, to $335.4 million, up from $283.7 million in 2013. The year-over-year improvement can be attributed to strong sales growth combined with gross margin expansion, ongoing cost discipline, and lower incentive compensation expense. The combined impact on segment profit margin was significant, improving 210 basis points year-over-year to 20.6%.

Flavors Business Unit

  Reported sales for the full year increased 2%, or $34.3 million, to $1.5 billion.
  Local currency sales increased 4% in 2014, as growth in Beverage, Dairy and Savory were driven by our innovation platform for better-for-you products.
  On a regional basis, Latin America performed best, growing local currency sales double-digits every quarter in 2014 to finish the year with 16% growth. EAME and Greater Asia both delivered solid local currency growth, while North America, although improved in the second half, was challenged.
  Full year Flavors segment profit totaled $331.3 million versus $323.6 million in the prior year, or an increase of 2%, as a result of lower incentive compensation and continued cost discipline. Flavors segment profit margin remained constant at 22.7%.

Management Commentary

Mr. Fibig continued, “As we look ahead to 2015, we believe our business is positioned for continued performance that generates favorable returns for our shareholders, despite some macro-economic uncertainty and increased currency pressure. We have a well-balanced geographic profile, a diverse product portfolio, and a strong innovation pipeline that we believe sets us apart from the competition. We believe this breadth and diversity provides our investors with an attractive combination of sustainable growth and strong cash flow generation. As such, our local currency sales and operating profit outlook for 2015 is consistent with our long-term targets, while we expect EPS growth in the high-single digits.”

Audio Webcast

A live webcast to discuss the Company's fourth quarter and full year 2014 financial results, and first quarter and full year 2015 outlook will be held today, February 12, 2015, at 10:00 a.m. EST. Investors may access the webcast and accompanying slide presentation on the Company's website at www.iff.com under the Investor Relations section. For those unable to listen to the live broadcast, a recorded version of the webcast will be made available on the Company's website approximately one hour after the event and will remain available on IFF’s website for one year.

About IFF

International Flavors & Fragrances Inc. (NYSE:IFF) is a leading global creator of flavors and fragrances used in a wide variety of consumer products. Consumers experience these unique scents and tastes in fine fragrances and beauty care, detergents and household goods, as well as beverages, sweet goods and food products. The Company leverages its competitive advantages of consumer insight, research and development, creative expertise, and customer intimacy to provide customers with innovative and differentiated product offerings. A member of the S&P 500 Index, IFF has more than 6,200 employees working in 32 countries worldwide. For more information, please visit our website at www.iff.com.

Cautionary Statement Under The Private Securities Litigation Reform Act of 1995

This press release includes “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995, including statements regarding our outlook for the first quarter and full year 2015, and our ability to generate shareholder returns and sustain our long-term growth performance. These forward-looking statements are qualified in their entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s Annual Report on Form 10-K filed with the Commission on February 25, 2014. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. With respect to the Company’s expectations regarding these statements, such factors include, but are not limited to: (1) volatility and increases in the price of raw materials, energy and transportation; (2) the economic and political risks associated with the Company’s international operations; (3) the Company’s ability to benefit from its investments and expansion in emerging markets; (4) fluctuations in the quality and availability of raw materials; (5) changes in consumer preferences and demand for the Company’s products or a decline in consumer confidence and spending;; (6) the Company’s ability to implement its business strategy, including the achievement of anticipated cost savings, profitability, realization of price increases and growth targets; (7) the Company’s ability to successfully develop new and competitive products that appeal to its customers and consumers; (8) the impact of a disruption in the Company’s supply chain or its relationship with its suppliers; (9) the impact of currency fluctuations or devaluations in the Company’s principal foreign markets; (10) the effects of any unanticipated costs and construction or start-up delays in the expansion of the Company’s facilities; (11) the effect of legal and regulatory proceedings, as well as restrictions imposed on the Company, its operations or its representatives by U.S. and foreign governments; (12) adverse changes in federal, state, local and foreign tax legislation or adverse results of tax audits, assessments, or disputes; and (13) changes in market conditions or governmental regulations relating to our pension and postretirement obligations. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on the Company’s business. Accordingly, the Company undertakes no obligation to publicly revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

International Flavors & Fragrances Inc. Consolidated Income Statement (Amounts in thousands except per share data) (Unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,

	2014	2013	% Change	2014	2013	% Change

Net sales	$756,082	$725,169	4%	$3,088,533	$2,952,896	5%
Cost of goods sold	428,102	411,714	4%	1,726,383	1,668,691	3%
Gross profit	327,980	313,455	5%	1,362,150	1,284,205	6%
Research and development	62,005	70,409	(12)%	253,640	259,838	(2)%
Selling and administrative	135,027	148,190	(9)%	514,891	505,877	2%
Restructuring and other charges	386	46	739%	1,298	2,151	(40)%
Interest expense	12,019	11,129	8%	46,067	46,767	(1)%
Other (income) expense, net	954	723	32%	(2,807)	(15,638)	(82)%
Pretax income	117,589	82,958	42%	549,061	485,210	13%
Income taxes	27,454	21,479	28%	134,518	131,666	2%
Net income	$90,135	$61,479	47%	$414,543	$353,544	17%

Earnings per share - basic	$1.11	$0.75		$5.09	$4.32
Earnings per share - diluted	$1.10	$0.75		$5.06	$4.29

Average shares outstanding
Basic	80,810	81,242		80,936	81,322
Diluted	81,312	81,843		81,494	81,930

International Flavors & Fragrances Inc. Condensed Consolidated Balance Sheet (Amounts in thousands) (Unaudited)

	December 31, 2014	December 31, 2013
Cash & cash equivalents	$478,573	$405,505
Receivables	493,768	524,493
Inventories	568,729	533,806
Other current assets	168,957	189,099
Total current assets	1,710,027	1,652,903

Property, plant and equipment, net	720,268	687,215
Goodwill and other intangibles, net	752,041	696,197
Other assets	312,285	295,416
Total assets	$3,494,621	$3,331,731

Bank borrowings and overdrafts, and
current portion of long-term debt	$8,090	$149
Other current liabilities	510,718	560,217
Total current liabilities	518,808	560,366

Long-term debt	934,232	932,665
Non-current liabilities	518,892	371,649

Shareholders' equity	1,522,689	1,467,051
Total liabilities and shareholders' equity	$3,494,621	$3,331,731

International Flavors & Fragrances Inc. Consolidated Statement of Cash Flows (Amounts in thousands) (Unaudited)

	Twelve Months Ended December 31,
	2014	2013
Cash flows from operating activities:

Net income	$414,543	$353,544
Adjustments to reconcile to net cash provided by operations:
Depreciation and amortization	89,354	83,227
Deferred income taxes	23,350	(484)
Gain on disposal of assets	(3,768)	(17,841)
Stock-based compensation	22,648	23,736
Changes in assets and liabilities
Trade receivables	(2,635)	(53,156)
Inventories	(40,042)	4,822
Accounts payable	7,753	10,074
Accruals for incentive compensation	(30,947)	24,518
Other current payables and accrued expenses	(19,332)	9,995
Changes in other assets/liabilities	57,466	(30,873)
Net cash provided by operating activities	518,390	407,562

Cash flows from investing activities:

Cash paid for acquisition, net of cash received (including $15 million of contingent consideration)	(102,500)	—
Additions to property, plant and equipment	(143,182)	(134,157)
Proceeds from disposal of assets	3,295	27,312
Maturity of net investment hedges	3,304	646
Proceeds from life insurance contracts	17,750	793
Net cash used in investing activities	(221,333)	(105,406)

Cash flows from financing activities:
Cash dividends paid to shareholders	(133,239)	(87,347)

Net change in revolving credit facility borrowings and overdrafts	8,332	(283,225)
Deferred financing costs	(1,023)	(2,800)
Repayments of long-term debt	—	(100,000)
Proceeds from long-term debt	3,609	297,786
Proceeds from issuance of stock under stock plans	1,864	3,799
Excess tax benefits on stock-based payments	6,330	6,112
Purchase of treasury stock	(88,203)	(51,363)
Net cash used in financing activities	(202,330)	(217,038)

Effect of exchange rates changes on cash and cash equivalents	(21,659)	(4,035)
Net change in cash and cash equivalents	73,068	81,083
Cash and cash equivalents at beginning of year	405,505	324,422
Cash and cash equivalents at end of period	$478,573	$405,505

International Flavors & Fragrances Inc. Business Unit Performance (Amounts in thousands) (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Net Sales
Flavors	$356,329	$342,953	$1,457,055	$1,422,739
Fragrances	399,753	382,216	1,631,478	1,530,157
Consolidated	756,082	725,169	3,088,533	2,952,896

Segment Profit
Flavors	72,641	69,507	331,257	323,562
Fragrances	76,194	62,072	335,447	283,651
Global Expenses	(16,259)	(19,704)	(65,443)	(66,942)
Restructuring and other charges, net	(386)	(46)	(1,298)	(2,151)
Operational improvement initiative costs	(1,628)	(4,008)	(7,642)	(8,770)
Spanish capital tax charge	—	(13,011)	—	(13,011)
Operating profit	130,562	94,810	592,321	516,339

Interest Expense	(12,019)	(11,129)	(46,067)	(46,767)
Other (expense) income, net	(954)	(723)	2,807	15,638
Income before taxes	$117,589	$82,958	$549,061	$485,210

Operating Margin
Flavors	20.4%	20.3%	22.7%	22.7%
Fragrances	19.1%	16.2%	20.6%	18.5%
Consolidated	17.3%	13.1%	19.2%	17.5%

International Flavors & Fragrances Inc. Sales Performance by Region and Category (Unaudited)

		Fourth Quarter 2014 vs. 2013
		Percentage Change in Sales by Region of Destination
			Consumer		Total
		Fine	Fragrances(*)	Ingredients	Frag.	Flavors	Total

North America	Reported	2%	14%	-4%	6%	7%	7%

EAME	Reported	-8%	2%	24%	3%	2%	2%
	Local Currency	-4%	7%	28%	8%	7%	7%

Latin America	Reported	-2%	9%	-9%	5%	10%	6%
	Local Currency	-1%	10%	-8%	6%	13%	8%

Greater Asia	Reported	15%	4%	16%	6%	2%	3%
	Local Currency	16%	4%	20%	7%	3%	5%

Total	Reported	-4%	6%	10%	5%	4%	4%
	Local Currency	-1%	8%	13%	7%	6%	7%

		Full Year 2014 vs. 2013
		Percentage Change in Sales by Region of Destination
			Consumer		Total
		Fine	Fragrances(*)	Ingredients	Frag.	Flavors	Total

North America	Reported	1%	8%	-1%	4%	-1%	1%

EAME	Reported	4%	4%	33%	9%	5%	7%
	Local Currency	2%	3%	32%	8%	4%	6%

Latin America	Reported	-2%	3%	3%	2%	12%	5%
	Local Currency	1%	4%	3%	3%	16%	7%

Greater Asia	Reported	8%	7%	31%	10%	0%	4%
	Local Currency	9%	8%	33%	11%	3%	6%

Total	Reported	2%	5%	18%	7%	2%	5%
	Local Currency	2%	5%	18%	7%	4%	5%

		(*) Former Beauty Care and Functional Fragrances

Note: Local currency sales growth is calculated by translating prior year sales at the exchange rates used for the corresponding 2014 period.

International Flavors & Fragrances Inc. Reconciliation of Income (Amounts in thousands) (Unaudited)

The following information and schedules provide reconciliation information between reported GAAP amounts and certain adjusted amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

	Fourth quarter 2014
	Items Impacting Comparability
	Reported (GAAP)	Restructuring and Other Charges		Operational Improvement Initiative Costs		Spanish Tax		Gain on Sale of Asset		Adjusted (Non-GAAP)
Net Sales	756,082
Cost of Goods Sold	428,102			(1,628)	(b)
Gross Profit	327,980			1,628						329,608
Research and Development	62,005
Selling and Administrative	135,027
RSA Expense	197,032
Restructuring and other charges, net	386	(386)	(a)
Operating Profit	130,562	386		1,628						132,576
Interest Expense	12,019
Other (Income) expense, net	954							(723)	(d)
Income before taxes	117,589	386		1,628				(723)		118,880
Taxes on Income	27,454	135		410		3,825	(c)	(253)		31,571
Net Income	90,135	251		1,218		(3,825)		(470)		87,309

Earnings per share - diluted	$1.10	$—	(e)	$0.01	(e)	$(0.05)	(e)	$—	(e)	$1.07

(a) Costs related to the Fragrance Ingredients Rationalization
(b) Related to a plant closing, partial closings and other organizational realignments, principally in Europe and Asia
(c) Related to favorable ruling on 2001 dividend withholding case
(d) Represents gain on the sale of a non-operating asset
(e) The sum of these items do not foot due to rounding

	Fourth quarter 2013
	Items Impacting Comparability
	Reported (GAAP)	Restructuring and Other Charges		Operational Improvement Initiative Costs		Spanish Tax Charges		Loss on Asset Sale		Adjusted (Non-GAAP)
Net Sales	725,169
Cost of Goods Sold	411,714	(2,250)	(a)	(1,759)	(b)
Gross Profit	313,455	2,250		1,759						317,464
Research and Development	70,409
Selling and Administrative	148,190			(152)	(b)	(13,011)	(c)			135,027
RSA Expense	218,599
Restructuring and other charges, net	46	(46)	(a)
Operating Profit	94,810	2,296		1,911		13,011				112,028
Interest Expense	11,129
Other (Income) expense, net	723							1,938	(d)
Income before taxes	82,958	2,296		1,911		13,011		1,938		102,114
Taxes on Income	21,479	804		478		3,903		—		26,664
Net Income	61,479	1,492		1,433		9,108		1,938		75,450

Earnings per share - diluted	$0.75	$0.02		$0.02		$0.11		$0.02		$0.92

(a) Costs related to the Fragrance Ingredients Rationalization
(b) Related to plant closing in Europe and partial closing in Asia
(c) Spanish capital tax charge
(d) Represents a loss on sale of a non-operating asset

International Flavors & Fragrances Inc. Reconciliation of Income (Amounts in thousands) (Unaudited)

The following information and schedules provide reconciliation information between reported GAAP amounts and certain adjusted amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

	Full year 2014
	Items Impacting Comparability
	Reported (GAAP)		Restructuring and Other Charges		Operational Improvement Initiative Costs		Spanish Tax		Gain on Asset Sale		Adjusted (Non-GAAP)
Net Sales	3,088,533
Cost of Goods Sold	1,726,383		(5,100)	(a)	(2,541)	(b)
Gross Profit	1,362,150		5,100		2,541						1,369,791
Research and Development	253,640
Selling and Administrative	514,891
RSA Expense	768,531
Restructuring and other charges, net	1,298		(1,298)	(a)
Operating Profit	592,321		6,398		2,541						601,260
Interest Expense	46,067
Other (Income) expense, net	(2,807)								(723)	(d)	(2,084)
Income before taxes	549,061		6,398		2,541				(723)		557,277
Taxes on Income	134,518		2,240		636		3,825	(c)	(253)		140,966
Net Income	414,543		4,158		1,905		(3,825)		(470)		416,311

Earnings per share - diluted	$5.06		$0.05		$0.02		$(0.05)		$—		$5.08

(a) Costs related to the Fragrance Ingredients Rationalization
(b) Related to a plant closing, partial closings and other organizational realignment, principally in Europe and Asia
(c) Related to favorable ruling on 2001 dividend withholding case
(d) Represents gain on the sale of a non-operating asset

	Full year 2013
	Items Impacting Comparability
	Reported (GAAP)		Restructuring and Other Charges		Operational Improvement Initiative Costs		Spanish Tax Charges		Gain on Asset Sale		Adjusted (Non-GAAP)
Net Sales	2,952,896
Cost of Goods Sold	1,668,691		(5,250)	(a)	(3,520)	(b)
Gross Profit	1,284,205		5,250		3,520						1,292,975
Research and Development	259,838
Selling and Administrative	505,877				(152)	(b)	(13,011)	(c)			492,714
RSA Expense	765,715
Restructuring and other charges, net	2,151		(2,151)	(a)
Operating Profit	516,339		7,401		3,672		13,011				540,423
Interest Expense	46,767
Other (Income) expense, net	(15,638)								14,155	(d)
Income before taxes	485,210		7,401		3,672		13,011		(14,155)		495,139
Taxes on Income	131,666		2,590		891		(2,327)	(c)	(5,633)		127,187
Net Income	353,544		4,811		2,781		15,338		(8,522)		367,952

Earnings per share - diluted	$4.29	(e)	$0.06	(e)	$0.03	(e)	$0.19	(e)	$(0.1)	(e)	$4.46

(a) Costs related to the Fragrance Ingredients Rationalization
(b) Related to plant closings in Europe and several locations in Asia
(c) Spanish capital tax charge and Spanish tax charge related to the 2002-2003 ruling
(d) Represents a net gain on the sale of non-operating assets
(e) The sum of these items do not foot due to rounding

CONTACT:
International Flavors & Fragrances Inc.
Michael DeVeau, 212-708-7164
VP, Global Corporate Communications & Investor Relations